EXHIBIT 99.1

Midway Updates Progress at the Pan Project and Begins Core Drilling at the Gold Rock Project, Nevada

September 10, 2012

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (TSX VENTURE:MDW) (NYSE MKT:MDW) announces that engineering and permitting activities at the Pan heap leach gold project in White Pine County, Nevada are on schedule for start-up of production in mid-2014.  Key milestones accomplished include:

●	A construction contract for a new access road has been awarded and is significantly less than the initial estimates. Construction of the road is scheduled to begin within the next few weeks.

●	The U.S. Army Corps of Engineers has confirmed that no surface waters are present at the Pan Project that fall under jurisdiction of Sections 401 and 404 of the Federal Clean Water Act.

Midway has also initiated a 20,000 meter drill program at its nearby Gold Rock Project with the goal to significantly expand and upgrade the current Gold Rock resource.

Ken Brunk, Midway's President and CEO, said, "I am happy to report this progress at Pan. Our primary focus is to move the Pan Project toward our scheduled 2014 production date. We are also advancing our nearby Gold Rock project toward production so we can create additional shareholder value by shortening time to production and capitalizing on a high gold price environment.”

Pan Project

Jacobs Engineering Group has begun front-end engineering of mine-related infrastructure for the Pan project. In addition, construction is scheduled to begin within the next few weeks on a new access road from U.S. Highway 50 to the project. A construction contract for the road has been awarded and is significantly less than the initial estimates. Midway worked closely with the Nevada Department of Wildlife and the Bureau of Land Management to design the road to minimize impact on sage grouse habitats.

JBR Environmental continues to advance work on the Draft Environmental Impact Statement for Pan. Midway has completed the required public scoping meetings and is well into the environmental impact analysis of the Federal permitting process. The U.S. Army Corps of Engineers has confirmed that there are no surface waters at the Pan Project that fall under jurisdiction of Sections 401 or 404 of the Federal Clean Water Act.  In addition, the proposed mining operations are entirely above the water table and have no projected impact on local ground water.

Gold Rock Project

An Environmental Assessment study for expanded drilling at Gold Rock has been completed and permits have been received. A core rig is now operating on tahe property and Midway will also commence reverse circulation (RC) drilling within the next two weeks.  The drilling program, designed to support production start-up in 2016, will consist of approximately 20,000 meters of core and RC drilling designed to significantly expand and upgrade the current Gold Rock resource.  A new resource estimate will be included in a Preliminary Economic Assessment, which is scheduled for completion in the first quarter of 2013.  In anticipation of mine permitting, two seasons of baseline biology and archeology fieldwork have been completed at Gold Rock.  These data will be used in the environmental analyses of a mining Plan of Operations.

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and  "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.